NEWS RELEASE

DATE: Wednesday, August 2, 2006	CONTACT:	Nicky Schissel
FOR IMMEDIATE RELEASE		515.281.1124
		nschissel@fhlbdm.com

The Federal Home Loan Bank of Des Moines Names
Michael L. Wilson Chief Business Officer

Des Moines, IA – The Federal Home Loan Bank of Des Moines announced today the appointment of Michael L. Wilson as senior vice president and chief business officer (CBO) for the Bank. Wilson has been the senior executive vice president and chief operating officer for the Federal Home Loan Bank of Boston since 1999. He began his tenure at the Boston Bank in 1994 and held the positions of executive vice president for finance from 1999 to 1997 and senior vice president for planning and research from 1997 to 1994.

“Mike Wilson’s experience with the Federal Home Loan Bank System will be a valuable asset to the Des Moines Bank,” stated Richard S. Swanson, president and CEO of the Des Moines Bank. “As a senior executive at the Boston Bank, Mike has had responsibility for overseeing financial operations, credit risk management, information technology, human resources, strategic planning and many other activities.”

As chief business officer of the Des Moines Bank, Wilson will have leadership responsibility for all of the Bank’s business activities that serve its members and support the communities in which its members are located. “Mike embraces the customer service philosophy of the Des Moines Bank,” Swanson added, “and his experience will enhance our success as a member-owned cooperative housing and community development bank.”

In accepting the position, Wilson said “Each of the Home Loan Banks is very different and the Des Moines Bank presents new challenges that I look forward to meeting. With the largest number of members of all of the Home Loan Banks and with almost 90 per cent of those members being community financial institutions with assets of less than $587 million, the Des Moines Bank presents a unique opportunity for innovation in providing members the best products and services possible.”

Prior to joining the Boston Bank, Wilson was the Director of the Office of Policy and Research at the Federal Housing Finance Board in Washington, DC. He has a B.A. in Economics and Political Science from the University of Wisconsin-Milwaukee and a M.S. in Economics from the University of Wisconsin-Madison.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale bank that provides low-cost short and long-term funding and community lending to more than 1,200 stockholder commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.